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News Release
For immediate release

BCE COMPLETES TELESAT SALE

MONTREAL, Quebec, October 31, 2007 – BCE Inc. (TSX/NYSE:BCE) today completed the previously announced sale of its satellite services subsidiary Telesat Canada to a new acquisition company formed by Canada’s Public Sector Pension Investment Board (PSP Investments) and Loral Space and Communications Inc. Net of assumed debt and transaction expenses, BCE received proceeds of $3.2 billion from the all-cash transaction.

About BCE Inc.

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States.

For inquiries, please contact:

Pierre Leclerc Bell Canada, Media Relations 514 391-2007 1 877 391-2007	Thane Fotopoulos BCE, Investor Relations 514 870-4619 thane.fotopoulos@bell.ca

pierre.leclerc@bell.ca